Exhibit 99.1

Company Contact:	Investor Relations Contact:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Bruce Galton	Kim Sutton Golodetz
Chief Executive Officer	(kgolodetz@lhai.com)
(bgalton@senesco.com)	(212) 838-3777
(732) 296-8400

SENESCO TECHNOLOGIES RECEIVES NOTICE OF NON COMPLIANCE FROM AMEX

NEW BRUNSWICK, N.J. (June 21, 2007) – Senesco Technologies, Inc. (the “Company”) (AMEX: SNT) has received notice from The American Stock Exchange (AMEX) that AMEX has determined that the Company is not in compliance with certain conditions of the continued listing standards of Section 1003(a)(ii) of the AMEX Company Guide. Specifically, AMEX noted that the Company’s shareholder’s equity was less than $4,000,000 and losses from continuing operations and/or net losses were incurred in three of the last four fiscal years.

The notice is based on a review by the AMEX of Senesco Technologies, Inc. Form 10-Q for the period ended March 31, 2007 which publicly disclosed the financial status of the Company at that time.

To maintain an AMEX listing, Senesco must submit a plan by July 16, 2007 advising AMEX of action it has taken, or will take that would bring Senesco into compliance with the continued listing standards within a maximum of 18 months from the date of notification by AMEX. We are taking steps to prepare and submit such a plan to AMEX on or before July 16, 2007.

The Listings Qualifications Department of AMEX will evaluate our plan and determine whether it reasonably demonstrates our ability to regain compliance with the continued listing standards within 18 months. If AMEX accepts our plan, we may be able to continue our listing during the plan period provided that we make progress consistent with our plan and comply with other applicable AMEX listing qualifications. If we fail to submit a satisfactory plan or fail to make progress consistent with the plan accepted by the AMEX, AMEX may initiate delisting procedures. During the plan period we will be subject to periodic review to determine whether we are making progress consistent with the plan.

About Senesco Technologies, Inc.

Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if its technology is applicable in human medicine. Accelerating apoptosis may have applications to the development of cancer treatments. Delaying apoptosis may have applications to certain diseases such as glaucoma, ischemia and arthritis, among others. Senesco takes its name from the scientific term for the aging of plant cells: senescence. The Company has developed technology that regulates the onset of cell death. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress for flowers, fruits and vegetables. In addition to its human health research programs, the Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products. Senesco is headquartered in New Brunswick, N.J.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the successful conversion of the Company’s letter of intent into a license agreement; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, whether the Company will continue to be listed on the AMEX; as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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